Exhibit 21.1

List of Subsidiaries

A table of subsidiaries of Liberty Broadband Corporation following the Spin-Off is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business.

Subsidiary	Jurisdiction of Formation

Communication Capital, LLC	Delaware

JJCK, LLC	Texas

Knowledgewhere Holdings, Inc.	Delaware

LMC Cheetah 1, LLC	Delaware

LMC Cheetah 4, LLC	Delaware

Skyhook Software Services	China

Skyhook Wireless Europe LTD.	United Kingdom

Skyhook Wireless, Inc.	Delaware

TP Israel, LLC	Delaware

TP Locater Sub, LLC	Delaware

TP Nigeria, LLC	Delaware

TP UK, LLC	Delaware

TPRT, LLC	Delaware

TruePosition, Inc.	Delaware

Useful Networks, Inc.	Delaware